                                                                       EXHIBIT 2

                                MERGER AGREEMENT
                                       AND
                             PLAN OF REORGANIZATION

                                    PREAMBLE

         This Merger Agreement and Plan of Reorganization is made as of February 7, 2001, by and among Dencor Energy Cost Controls, Inc., a Colorado corporation, ("Dencor" or "Parent"), Denmer Corporation, a Colorado corporation ("Merger Corp." or "Surviving Corporation"), Reliable Power Systems, Inc., a Colorado corporation ("Target") and for the limited purposes identified in this Agreement, Theodore Hedman, and Maynard Moe. In consideration of the mutual covenants, agreements, representations and warranties contained in this Merger Agreement the Parties hereto agree as follows:


                                    ARTICLE I

         1. DEFINITIONS. The capitalized terms set forth below shall have the following meanings:

          "Articles of Merger" shall mean the Articles of Merger attached as
          Schedule 1.1.

          "Business Day" means a day on which banks are open for business in Denver, Colorado.

          "Closing" has that meaning set forth in Section 2.2.

          "Closing Date" has that meaning set forth in Section 2.2.

          "Closing Documents" shall mean all certificates, Dencor Common Stock, and all other documents of any kind or nature that are to be delivered by Dencor at Closing.

          "Closing Stock" has that meaning set forth in Section 3.1.

          "Code" means the United States Internal Revenue Code of 1986 and the regulations thereunder as either or both are amended.

          "Current Obligation" means current liabilities (determined in accordance with GAAP) and as identified on Schedule 5.11 increased by 20% of those current liabilities and reduced by the amount of current liabilities payable to related parties, the lesser of the actual cost associated with this transaction or $15,000 and the $20,000 payable to Venture Vest Capital Corporation. For purposes of this definition related parties shall include any shareholders, employees, directors or relatives of shareholders, employees and directors.

          "Dencor Common Stock " means the no par value common stock of Dencor.

          "Dencor" means Dencor Energy Cost Controls, Inc. a Colorado corporation.

          "Dencor SEC Documents" has that meaning set forth in Section 5.16.

          "Dencor Shareholders Meeting" shall refer to the meeting of the Dencor shareholders as described in Section 7.1.

          "Effective Date" means that date on which Target is merged into Merger Corp. as evidenced by the filing of the Articles of Merger.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "GAAP" means generally excepted accounting principles in the United States.

          "Knowledge" or "Best of Knowledge" of a person means that no information has come to the attention of such person that would give such person actual knowledge of facts contrary to the existence or absence of the facts indicated and that such person has not undertaken any independent investigation to determine the existence or absence of such facts.

          "Material Adverse Change" means a change materially and adversely affecting the financial condition, business, assets or, to Target's Knowledge, prospects of Target or affecting the financial condition, business assets or, to Dencor's Knowledge, prospects of Dencor.

          "Merger" means that transaction described in Section 2.1.

          "Merger Agreement" means this agreement to merge Target into Merger Corp.

          "Merger Corp." means Denmer Corporation, a Colorado corporation.

          "Original Dencor Shareholders" means the Dencor shareholders of record as of the record date for the Dencor Shareholders Meeting who continue to hold shares as of the record date for any particular shareholders action, provided that shares purchased after the record date for the Dencor Shareholders Meeting shall not be counted.

          "Parties" shall mean Dencor, Merger Corp. and Target.

          "Party" means either Dencor, Merger Corp. or Target.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Selling Shareholders" refers to the holders of 100% of the issued and outstanding equity of Target.

          "Subscription Agreement " shall mean the agreement attached hereto as
          Schedule 1.2, a counterpart of which shall be completed and executed by each of the Target Shareholders and delivered to Dencor at Closing.

          "Surviving Corporation" means Denmer Corporation.

          "Target" means Reliable Power Systems, Inc., a Colorado corporation.

          "Target's Business" means the development and supply of energy control and energy production technology to commercial and industrial customers.

          "Target Common Stock" means all common stock owned by the Selling Shareholders, which represents 100% of the issued and outstanding stock of Target.

          "Target Shareholders" means the Shareholders who, as of the date of Closing, are collectively the owners of 100% of the issued and outstanding common stock of Target.

          "Tax" means any tax, license, franchise or registration fee, governmental charge, withholding or assessment of any nature, including without limitation income, excise, property, franchise, sales, use and transfer taxes (including vehicle transfer taxes) imposed by any government (federal, state, or local) or any subdivision, agency, or taxing authority thereof, and any interest, penalty, or addition to tax relating thereto.

          "Transaction" means, collectively, the Merger, the transfer of the Target Common Stock to Dencor, the transfer of the Dencor Common Stock and Dencor Series A Preferred Stock to the Target Shareholders and all other undertakings provided for herein.

                                   ARTICLE II

2. MERGER AGREEMENT: EFFECT OF THE TRANSACTION.

         2.1 MERGER. At Closing, and subject to and upon the terms and conditions of this Merger Agreement, a merger shall take place (the "Merger") whereby Target shall merge with and into Merger Corp. Merger Corp. shall be the Surviving Corporation and the separate existence of Target shall cease. Merger Corp.'s corporate name, existence, and all its purposes, powers, and objectives shall continue unaffected and unimpaired by the Merger, and, as the Surviving Corporation, it shall be governed by the laws of the State of Colorado and succeed to all of Target's rights, assets, liabilities, and obligations in accordance with the Colorado Business Corporation Act and pursuant to the terms of this Merger Agreement.

         2.2 CLOSING PLACE, DATE AND TIME. Consummation of the Merger (the "Closing") shall be effected as soon as practicable after all the conditions established in this Merger Agreement have been satisfied or waived. The Closing shall take place at the offices of Target, or such other place as the parties may agree to in writing on February 7, 2001 unless extended by Target for a period of forty five (45) days at its sole discretion. Closing shall occur at 10:00 a.m. The time and date of Closing are called the "Closing Date."

         2.3 ARTICLES. The articles of incorporation of Merger Corp., in effect on the Effective Date of the Merger, shall become the articles of incorporation of the Surviving Corporation. From and after the Effective Date of the Merger, said articles of incorporation, as they may be amended from time to time as provided by law, shall be, and may be separately certified as, the articles of incorporation of the Surviving Corporation.

         2.4 BYLAWS. The bylaws of Merger Corp. in effect on the Effective Date of the Merger shall be the bylaws of the Surviving Corporation until they are thereafter duly altered, amended, or repealed.

         2.5 DIRECTORS. The directors of Target on the Effective Date of the Merger shall be the directors of the Surviving Corporation. They shall hold office until their successors have been elected and qualified. The officers of Target on the Effective Date of the Merger shall be the officers of Surviving Corporation. Each officer and director shall hold office subject to the bylaws and the pleasure of the directors of Surviving Corporation. The officers and directors of Merger Corp. shall resign as of Closing.

                                   ARTICLE III

3. CONVERSION OF SHARES.

         3.1. At Closing, Dencor will issue to Target Shareholders in the aggregate 12,600,000 shares of Dencor's Common Stock and 3,348,000 shares of Dencor's Series A Convertible

Preferred Stock having the designations and preferences identified on Schedule 3.1A (the "Closing Stock"). Additionally, Dencor will issue 1, 800,000 shares of Dencor's Common Stock to Venture Vest pursuant to the terms of the Modification Agreement described in Section 7.3. Immediately following the Closing, there will be a total of 22,749,804 shares of Dencor Common Stock issued and outstanding. Schedule 3.1B sets forth a list of Target's Shareholders and the shares to be received by each shareholder.

         3.2 STOCK TRANSFER. At Closing, the stock transfer books of Target shall be closed, and thereafter no transfers of shares of Target Capital Stock shall be made or consummated.

         3.3 PAYMENT FOR SHARES. At Closing, Dencor shall take all steps necessary to deliver the Closing Stock to the Target Shareholders and the Target Shareholders shall deliver the Target Common Stock to Dencor to be canceled. If any certificate evidencing ownership of Target Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact together with appropriate indemnifications of Dencor by the person who is the shareholder who presents an executed letter of transmittal and certificates evidencing ownership of Target Common Stock at the Closing, such shareholder shall be immediately entitled to payment of the consideration for such stock.


                                   ARTICLE IV

4. TARGET'S REPRESENTATIONS AND WARRANTIES. Target represents and warrants to Dencor as follows:

         4.1 TARGET DUE ORGANIZATION. Target is a corporation duly organized, validly existing, and in good standing under Colorado law and has all necessary corporate powers to own its properties and to operate its business as now owned and operated by it. Target was formed on July 6, 2000.

         4.2 TARGET CAPITAL STOCK AND RIGHTS TO CAPITAL STOCK. The authorized capital stock of Target consists of 50,000,000 shares of common stock ("Common Stock") no par value and 10,000,000 shares of preferred stock, no par value. Not more than 1990 shares of Common Stock are issued and outstanding. Schedule 4.2 identifies all of the Shareholders of Target and their respective ownership interests. All shares are validly issued, fully paid, and non-assessable. Except as set forth in Schedule 4.2, there are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Target to issue any additional Target Common Stock.

         4.3 TARGET FINANCIAL STATEMENTS. Schedule 4.3 sets forth the unaudited balance sheet of Target as of December 31, 2000, and the related statements of income and retained earnings for the period ending December 31, 2000. The financial statements in Schedule 4.3 are referred to collectively as the "Target Financial Statements." The Target Financial Statements fairly present the financial position of Target in all material respects as of the date of the balance sheet included in the Target Financial Statements, and the results of its operations for the period indicated. At Closing, Target shall have $300,000 of unrestricted cash. The parties agree that, at Closing these funds shall be used to pay the liabilities of Dencor set forth on Schedule 4.3.

         4.4 TARGET TRANSACTIONS. Except as set forth on Schedule 4.4, to Target's knowledge, since Target's inception on July 6, 2000, there has not been any Material Adverse Change in the business, operations or financial condition of Target.

         4.5 TARGET DEBTS. Except as set forth on the Schedules hereto, as of the date of this Agreement, Target has no known material debt, liability, or obligation of any nature, whether accrued, absolute, contingent or otherwise and whether due or to become due, that is not reflected or reserved against in Target's balance sheet as of December 31, 2000, included in the

Target Financial Statements or set forth in Schedule 4.5 to this Merger Agreement, except for those that are not required by generally accepted accounting principles to be included in a balance sheet. Except as disclosed on
Schedule 4.3 and 4.5 all known material debts, liabilities and obligations incurred after the date of the Target Balance Sheet were incurred in the ordinary course of business.

         4.6 TARGET TAX RETURNS. Within the times and in the manner prescribed by law, Target has filed all federal, state, county, and local tax returns required by law. Target has paid all, or made adequate provision for the payment of all taxes, assessments, and penalties due and payable, except such taxes, assessments and penalties, if any, that are adequately reserved against in Target's Financial Statements. The federal and state income and franchise tax returns of Target have not been audited by the Internal Revenue Service for any period and Target has not been notified that any audit is contemplated. The provisions for taxes reflected in Target's balance sheet as of December 31, 2000, are adequate for any and all federal, state, county, and local taxes for the period ending on the date of that balance sheet and for all prior periods. There are no present disputes as to taxes of any nature payable by Target which could reasonably result in a Material Adverse Change. The Target Tax Returns are attached as Schedule 4.6.

         4.7 TARGET TRADEMARKS. Schedule 4.7 to this Merger Agreement is a schedule of all trade names, trademarks, service marks, and copyrights and their registrations owned by Target, or in which it has any rights or licenses, together with a brief description of each. Target has no knowledge of any infringement or alleged infringement by others of any such trade name, trademark, service mark, or copyright. Target has no knowledge that it has infringed, or is now infringing, on any trade name, trademark, service mark, or copyright belonging to any other person, firm, or corporation. Except as set forth in Schedule 4.7, Target is not a party to any license, agreement, or arrangement, whether as licensor, licensee, franchiser, franchisee, or otherwise, with respect to any copyrights or any trademarks, service marks, trade names, or applications. Target owns, or holds adequate licenses or other rights to use, all trademarks, service marks, trade names, and copyrights necessary for its businesses as now conducted, and that use does not, and will not violate any rights of others. Target has the right to sell or assign to Merger Corp. all such owned trademarks, trade names, service marks, and copyrights, and all such licenses or other rights.

         4.8 TARGET INTELLECTUAL PROPERTY. Schedule 4.8 to this Merger Agreement is a complete and accurate schedule of all inventions, industrial models, processes, and designs owned by Target or in which it has any rights, licenses, or immunities. The manufacture, use, or sale of the inventions, models, designs, and systems do not violate or infringe on any patent or any proprietary or personal right of any person, firm, or corporation; and Target has not infringed or is not now infringing on any patent or other right belonging to any person, firm, or corporation. Except as set forth in Schedule 4.8, Target is not a party to any license, agreement, or arrangement, whether as licensee, licensor, or otherwise, with respect to any patent, application for patent, invention, design, model, process, trade secret, or formula. Target has the right and authority to inventions, trade secrets, processes, models, designs, and formulas as are necessary to enable continuation of the conduct of all phases of its businesses in the manner presently conducted by it, and that use will not violate any patent or other rights of others.

         4.9 TARGET TRADE SECRETS. Schedule 4.9 to this Merger Agreement is a complete and accurate list, without extensive or revealing descriptions, of Target's trade secrets, including all secret formulas, recipes, customer lists, processes, know-how, computer programs and routines, and other technical data.
Schedule 4.9 also contains the specific location of each trade secret's documentation, including its complete description, specifications, charts, procedures, and other material relating to it. Each trade secret's documentation is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use by Merger Corp. without reliance on the special knowledge or memory of others.

         Target is the sole owner of each of these trade secrets, free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others, except as specifically stated in Schedule 4.9. Target has taken all reasonable security measures to protect the secrecy, confidentiality, and value of these trade secrets; any of its employees and any other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed, or designed these secrets, or who have knowledge of or access to information relating to them, have been put on notice and, if appropriate, have entered into agreements that these secrets are proprietary to Target and not to be divulged or misused.

         All of these trade secrets are presently valid and protectable and are not part of the public knowledge or literature; to Target's knowledge, they have not been used, divulged, or appropriated for the benefit of any past or present employees or other persons, or to the detriment of Target.

         4.10 TARGET INTANGIBLE PERSONAL PROPERTY. Schedule 4.10 to this Agreement is a complete and accurate list of all material intangible assets, other than those specifically referred to in the Target Financial Statements or elsewhere in this Merger Agreement.

         4.11 TARGET'S TITLE TO ASSETS. To its knowledge, Target has good and marketable title to all its assets and interests in assets, whether real, personal, mixed, tangible or intangible, which constitute all the assets and interests in assets that are necessary in the business of Target except those assets licensed or leased as set forth in Schedule 4.11. All these assets are free and clear of restrictions on or conditions to transfer or assignment, and are free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, right-of-way, covenants, conditions, or restrictions, except for (a) those disclosed in Target's balance sheet as of December 31, 2000 as contained in Schedule 4.3 to this Merger Agreement; (b) the lien of current taxes not yet due and payable; (c) statutory mechanics and materialmen's liens; and (d) possible minor matters that, in the aggregate, could not reasonably result in a Material Adverse Change. Neither any Target Shareholders, nor any officer, director, or employee of Target, nor any spouse, or child, of any Target Shareholder, officer or director, owns, or has any interests, directly or indirectly, in any of the real or personal property owned by or leased to Target.

         4.12 TARGET EMPLOYMENT AGREEMENTS AND OPTIONS. Schedule 4.12 to this Merger Agreement is a list of all employment contracts and all pension, bonus, profit sharing, stock option, or other agreements or arrangements providing for employee remuneration or benefits to which Target is a party or by which Target is bound; all these contracts and arrangements are in full force and effect, and neither Target nor, to Target's knowledge, any other party is in default under them. Target has not granted options, warrants or any other rights to acquire its stock to any of its employees. There have been no claims of defaults and, to Target's knowledge, there are not facts or conditions which if continued will result in a default under these contracts or arrangements.

         4.13 TARGET INSURANCE. Schedule 4.13 is a description of all insurance policies held by Target concerning its business and properties.

         4.14 TARGET COMPLIANCE. Except as set forth in Schedule 4.14, to Target's knowledge, Target has complied with all, and is not in violation of any, applicable federal, state, or local statutes, laws, and regulations (including, without limitation, any applicable building, zoning, or other law, ordinance, or regulation) materially affecting its properties or the operation of its business.

         4.15 TARGET SUITS. Except as set forth on Schedules 4.15, there is no suit, action, arbitration, or legal, administrative, or, other proceeding, or governmental investigation pending or, to Target's knowledge, threatened against Target or any of its business or assets. The matters set forth in Schedules 4.15, if decided adversely to Target, will not result in a Material Adverse Change. Except as set forth on Schedules 4.15, Target is not in default with respect to any order,
                                       6
writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality nor is Target presently engaged in any legal action to recover monies due or damages sustained.

         4.16 CONSUMMATION BY TARGET. The execution and delivery of this Merger Agreement does not, and the consummation of the Merger will not, subject to obtaining requisite approval of the Target Shareholders, (a) violate any provision of the articles of incorporation or bylaws of Target; (b) violate any material provision of or result in the acceleration of any material obligation under any mortgage, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment, or decree to which Target is a party or by which it is bound, except for such violations or acceleration as to which requisite waivers or consents have been obtained or which would not result in a Material Adverse Change; (c) result in the termination of any license, franchise, lease, or permit to which Target is a party or by which it is bound, except for such terminations which would not result in a Material Adverse Change. After the Target Shareholders have adopted the Agreement of Merger, said board of directors and shareholders will take or will have taken all actions required by law, the articles of incorporation, the bylaws, or otherwise, to authorize the execution and delivery of this Merger Agreement and to authorize the Merger.

         4.17 TARGET AUTHORITY. Target has the right, power, legal capacity, and authority to enter into and perform its respective obligations under this Agreement, and no approvals or consents of any persons other than Target and its shareholders are necessary in connection with it. The execution and delivery of this agreement by Target has been duly authorized by all necessary corporate action on the part of Target, including without limitation approval by the required percentage of the Target Shareholders.

         4.18 TARGET INTERESTED PARTY AGREEMENTS. Except for investments of less than 5% of the equity as set forth in Schedule 4.18, neither any Target Shareholders, nor any officer, director, or employee of Target, nor any spouse or child of any of them, has any direct or indirect interest in any competitor, supplier, or customer of Target or in any person from whom or to whom Target leases any real or personal property, or in any other person with whom Target is doing business.

         4.19 TARGET BOOKS & RECORDS. At the request of Dencor, Target will furnish to Dencor for its examination, (a) copies of the articles of incorporation and bylaws of Target; (b) the minutes books of Target containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders and Board of Directors of Target; (c) all permits, orders, and consents issued by the Colorado Secretary of State with respect to Target, and all applications for such permits, orders, and consents; (d) the stock transfer books of Target setting forth all transfers of any capital stock; and (e) the Financial Statements of Target since its inception.

         4.20 TARGET REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS. The representations, warranties and other agreements of Target contained in this Merger Agreement shall be true on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date. Target shall have performed and complied with all covenants and agreements required by this Merger Agreement to be performed or complied with by them on or prior to the Closing Date. Target shall have delivered to Dencor certificates, dated the Closing Date, to such effect as set forth in Section 10.2.4.

                                    ARTICLE V

5. DENCOR'S REPRESENTATIONS AND WARRANTIES. Dencor represents and warrants to Target as follows:

         5.1 DENCOR DUE ORGANIZATION. Dencor is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado. Dencor has and will have as of the Closing all necessary corporate powers to own its properties and to operate its businesses as now owned and operated by it.

         5.2 DENCOR CAPITAL. The authorized capital stock of Dencor consists of 25,000,000 shares of Common Stock of which 8,349,804 shares of Common Stock are currently issued and outstanding excluding the Closing Stock and 5,000,000 shares of no par value preferred stock of which none is currently issued and outstanding. All of the issued and outstanding stock of Dencor is now, and the Closing Stock when issued, will be duly and validly issued, fully paid and non-assessable and are not subject to any preemptive rights. Except as set forth
Schedule 5.2 or elsewhere in this Merger Agreement, there are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Dencor to issue or to transfer from treasury any additional shares of its capital stock of any class. Dencor does not have outstanding any shares of Dencor capital stock that have liquidation, dividend or other preference senior to the Dencor Common Stock; and prior to Closing, Dencor, will not issue a series of Dencor capital stock that has a liquidation, dividend or other preference or restriction senior to the Dencor Common Stock.

         5.3 CANCELLATION OF RELATED PARTY DEBT. Prior to Closing, Dencor shall have received the irrevocable commitment by related party creditors to exchange a sufficient amount of debt owed to them by Dencor for Series B Redeemable Preferred Stock of Dencor so that the total Dencor related party debt does not exceed $300,000. Such related party debt shall be exchanged for Dencor Series B Redeemable Preferred Stock as described in Section 7.14. The Dencor related party liabilities and the related party liabilities that will be exchanged for Series B Redeemable Preferred Stock are set forth in Schedule 5.3(A). The irrevocable commitments to exchange those debts for the Dencor Series B Redeemable Preferred Stock are attached as Schedule 5.3(B).

         5.4 DENCOR AUTHORIZATION. Dencor has the corporate power to execute and deliver this Merger Agreement and has taken (or by the Closing Date will have taken) all actions required by law, its articles of incorporation, its bylaws, or otherwise, to authorize the execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby. This Merger Agreement is a valid and binding agreement of Dencor enforceable in accordance with its terms except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

         5.5 CONSUMMATION BY DENCOR. The execution and delivery of this Merger Agreement do not, and the consummation of the Merger will not, (a) violate any provision of the articles of incorporation or bylaws of Dencor; (b) violate any provision of or result in the acceleration of any obligation under any mortgage, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment, or decree to which Dencor is a party or by which Dencor is bound; (c) result in the termination of any license, franchise, lease, or permit to which Dencor is a party or by which either is bound; or (d) violate or conflict with any other restriction of any kind or character to which Dencor is subject. After the board of directors of Dencor have adopted the plan of merger as set forth in this Merger Agreement, said board of directors will take or will have taken all actions required by law, its respective articles of incorporation, its bylaws, or otherwise, to authorize the execution and delivery of this Merger Agreement and to authorize the Merger.

         5.6 DENCOR MATERIAL SHAREHOLDERS. Schedule 5.6 sets forth a list of the name and address of all Dencor Shareholders owning over 5% of the issued and outstanding shares of stock of Dencor just prior to Closing as shown on the stock transfer records of Dencor. To the knowledge of Dencor, the stock transfer records of Dencor are accurate.

         5.7 DENCOR SUBSIDIARIES. Other than as set forth on Schedule 5.7, or in the periodic reports filed by Dencor with the SEC, Dencor does not have any subsidiaries or affiliates or own any interest in any other enterprise (whether or not such enterprise is a corporation).

         5.8 DENCOR DIRECTORS AND OFFICERS. Schedule 5.8, attached hereto, contains the names and titles of all directors and officers of Dencor as of the date of this Merger Agreement. Dencor does not have written employment agreements (or any other written agreement to compensate its officers or directors) with any of its officers or directors. Dencor has no obligation to compensate its directors for the services performed in their capacity as directors.

         5.9 DENCOR FINANCIAL STATEMENTS. Schedule 5.9(a-d), attached hereto and incorporated herein by this reference, consists of the audited financial statements of Dencor as of December 31, 1998, December 31, 1999, and the unaudited Financial Statements of Dencor as of December 31, 2000 and January 31, 2001 containing the balance sheets of Dencor as of these dates and the related statements of income and retained earnings for the periods then ended. The financial statements have been prepared in accordance with generally accepted accounting principles and practices consistently followed by Dencor throughout the periods indicated, and fairly present the financial position of Dencor as of the dates of the balance sheets included in the financial statements, and the results of operations for the periods indicated.

         5.10 DENCOR ABSENCE OF CHANGES. Since December 31, 2000, and as of Closing there has not been any change in the financial condition or operations of Dencor that would result in a Material Adverse Change on Dencor, except that an estimated $15,000 will have been accrued or expended in connection with this transaction which amount shall not reduce the $300,000 of cash on hand at closing provided by Target.

         5.11 DENCOR ABSENCE OF UNDISCLOSED LIABILITIES. Since the date of the most recent balance sheets included in Schedule 5.9, there has not been any material debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, except as described in Schedule 5.9 above. As of Closing the only liabilities of Dencor (excluding related party liabilities identified on Schedule 5.3(A)) will be those items identified on Schedule 5.11. The parties acknowledge that the actual amount of the liabilities identified on Schedule 5.11 will fluctuate. Dencor, Maynard Moe and Theodore Hedman represent and warrant to Target that the total amount of liabilities of Dencor shall not be more than $20,618 above and beyond the items identified on Schedule 5.11 and the related party liabilities identified on Schedule 5.3(A).

         5.12 DENCOR TAX RETURNS. Within the times and in the manner prescribed by law, Dencor has filed all federal, state, county, and local tax returns required by law. Dencor has paid all, or made adequate provision for the payment of all taxes, assessments, and penalties due and payable, except such taxes, assessments and penalties, if any, that are adequately reserved against in Dencor's Financial Statements. The federal and state income and franchise tax returns of Dencor have not been audited by the Internal Revenue Service for any period and Dencor has not been notified that any audit is contemplated. The provisions for taxes reflected in Dencor's balance sheet as of December 31, 2000, are adequate for any and all federal, state, county, and local taxes for the period ending on the date of that balance sheet and for all prior periods. There are no present disputes as to taxes of any nature payable by Dencor which could reasonably result in a Material Adverse Change. The Dencor Tax Returns for the years ending December 31,

1999, December 31, 1998, and December 31, 1997 are attached as Schedule 5.12. The Dencor tax return for the year ended December 31, 2000 has not been completed as of the date of executing this Merger Agreement.

         5.13 DENCOR INVESTIGATION OF FINANCIAL CONDITION. Without in any manner reducing or otherwise mitigating the representations contained herein and in addition to the investigation rights provided for in Section 15.2, Target shall have the opportunity to meet with Dencor accountants and attorneys to discuss the financial condition of Dencor. Dencor shall make available to Target all books and records of Dencor.

         5.14 DENCOR TRADE NAMES AND RIGHTS. Except as set forth on Schedule 5.14, Dencor does not use any trademark, service mark, trade name, or copyright in its business, or own any trademarks, trademark registrations or applications, trade names, service marks, copyrights, copyright registrations or applications. No person owns any trademark, trademark registration or application, service mark, trade name, copyright, or copyright registration or application the use of which is necessary or contemplated in connection with the operation of Dencor's business.

         5.15 DENCOR COMPLIANCE WITH LAWS. To Dencor's knowledge, Dencor has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations (including, without limitation, laws affecting the environment, any applicable building, zoning, or other law, ordinance, or regulation) affecting its properties or the operation of its business and issuance of its securities.

         5.16 DENCOR FILING REQUIREMENTS. Dencor has delivered to Target accurate and complete copies of all of its SEC filings since January 1, 1995 (excluding filings available on Edgar) (the "Dencor SEC filings"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (a) each of the Dencor SEC documents compiled in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and
(b) none of Dencor's SEC filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order for the statements to not be misleading. Dencor is and has been subject to the requirements of the Exchange Act and has timely filed all required forms, reports, statements and documents with the SEC since becoming a public entity in 1979, all of which have compiled in all material respects with all applicable requirements of the Securities Act and the Exchange Act except as set forth in Schedule 5.16 except as would not result in a Material Adverse Change to Dencor.

         5.17 DENCOR TRADEABLE STOCK. Dencor Stock is qualified to be publicly traded in all states of the United States except those listed on Schedule 5.17.

         5.18 DENCOR LITIGATION. Except as set forth in Schedule 5.18, Dencor and its shareholders, officers, directors and agents are not a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation pending or, to the best knowledge of Dencor, threatened against or affecting Dencor or its business, assets, or financial condition which would have a Material Adverse Change on Dencor. Dencor is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department agency, or instrumentality. Dencor is not engaged in any legal action to recover monies due to it. Dencor has no Knowledge of any action it has taken which could reasonably be construed to have violated any rights of any third parties that is reasonably likely to result in litigation if and when discovered by such third party.

         5.19 DENCOR ASSETS. Except as set forth on Schedule 5.19, Dencor has good and marketable title to all of its property free and clear of any and all liens, claims and encumbrances.

         5.20 DENCOR MATERIAL CONTRACTS. Except as otherwise disclosed in
Schedule 5.20, Dencor has no material contracts to which it is a party or by which it is bound.

         5.21 DENCOR ARTICLES OF INCORPORATION AND BYLAWS. Schedule 5.21 contains true and complete copies of Dencor's Articles of Incorporation (certified by the Secretary of State of Colorado) and Bylaws (certified by its corporate secretary) as then in effect for Dencor.

         5.22 DENCOR PATENTS AND INTELLECTUAL PROPERTY. Schedule 5.22 to this Merger Agreement is a complete and accurate schedule of all inventions, industrial models, processes, designs, formulas or patents owned by Dencor or in which Dencor has any rights, licenses or immunities. The manufacture, use or sale of the Dencor inventions, models, designs, processes, formulas, patents, products and systems do not violate or infringe on any patent or any proprietary or personal right of any person, firm, corporation or other entity; and Dencor has not infringed or is not now infringing on any patent or other right belonging to any person, firm, corporation, or other entity. Except as set forth in Schedule 5.22, Dencor is not a party to any license, agreement, or arrangement, whether as licensee, licensor, or otherwise with respect to any patent, application for patent, invention, design, model, process, trade secret or formula. Dencor has the exclusive right and authority to use all inventions, designs, models, processes, trade secrets, formulas, patents or patent applications as are necessary to enable continuation of the conduct of all phases of its business in the manner presently conducted by it, and the continued use of such items or rights will not violate any patent or other rights of any person, firm, corporation or other entity. Dencor has obtained all necessary transfers of rights that any of its past or present employees may have in the inventions, industrial models, processes, designs, formulas or patents identified on Schedule 5.22. By executing this Merger Agreement, Maynard Moe and Ted Hedman transfer any and all rights they may have in the inventions, industrial models, processes, designs, formulas or patents identified on
Schedule 5.22 or otherwise used or needed by Dencor in the conduct of its business to Dencor. Except as disclosed on schedule 5.22, Dencor has taken all steps permitted by law to assure itself of the maximum protection available under the patent laws of the United States for the intellectual property and patents identified on schedule 5.22.

         5.23 DENCOR BROKER'S OR FINDER'S FEES. Except as set forth on Schedule 5.23, no agent, broker, Person or firm acting on behalf of Dencor is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with the Transaction.

         5.24 DENCOR DISCLOSURE. Neither this Merger Agreement nor any schedule or certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of Dencor in connection with the Transaction, contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading.

         5.25 DENCOR BEST EFFORTS. Dencor will use its reasonable best efforts to timely apply for and obtain all permits, consents and approvals, if any, and to complete any due diligence deemed necessary by Target in order to complete the Transaction by the Closing Date. Dencor will execute and deliver such instruments and take such other action as may be reasonable or appropriate to carry out the Transaction and the intentions of this Merger Agreement.

         5.26 CONFIDENTIALITY. Dencor agree that, unless the Closing has been consummated, Dencor and its respective officers, directors and other representatives will hold in strict confidence and will not use to the detriment of Target any and all data and information obtained from Target in connection with this transaction or Merger Agreement with respect to the business of Target, except as such disclosure may be required by law or governmental authorities.

         5.27 DENCOR LEGAL OPINION. Target shall have received a legal opinion from Dencor's counsel substantially to the effect of Schedule 5.27.

         5.28 DENCOR REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS. The representations, warranties and other agreements of Dencor contained in this Merger Agreement shall be true on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date. Dencor shall have performed and complied with all covenants and agreements required by this Merger Agreement to be performed or complied with by them on or prior to the Closing Date. Dencor shall have delivered to Target certificates, dated the Closing Date, to such effect as set forth in Section 10.1.2.

         5.29 DENCOR TRADE SECRETS. Schedule 5.29 to this Merger Agreement is a complete and accurate list, without extensive or revealing descriptions of Dencor's secret formulas, recipes, customer lists, processes, know-how, computer programs, routines, inventions or work in progress, and other technical data (collectively "Trade Secrets"). Schedule 5.29 also contains the specific location of each Trade Secret's documentation, including its complete description, specifications, charts, procedures, and other material relating to it. Each Trade Secret's documentation is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use by Dencor without reliance on the special knowledge or memory of others.

         Dencor is the sole and exclusive owner of each of these Trade Secrets, free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others (including current and former employees of Dencor), except as specifically stated in Schedule 5.29. Dencor has taken all reasonable security measures to protect the secrecy, confidentiality, value and exclusive ownership of those Trade Secrets; any of Dencor's employees and any other persons who either alone or in concert with others, developed, invented, discovered, derived, programmed or designed these Trade Secrets, or who have or have had Knowledge or access to information relating to the Trade Secret have been put on notice and, if appropriate, have entered into agreements that these Trade Secrets are proprietary to Dencor, not to be divulged or misused. All of the past or current employees of Dencor have assigned any and all rights they have or may have had in the Trade Secrets to Dencor. By executing this Agreement, Maynard Moe and Ted Hedman irrevocably assign any and all rights they may have in the Trade Secrets to Dencor.

         All of these Trade Secrets are presently valid and protectable and are not part of the public knowledge or literature; to Dencor's Knowledge, they have not been used, divulged, or appropriated for the benefit of any person (including past and present employees), firm, corporation or other entity, or in any way to the detriment of Dencor.

                                   ARTICLE VA

5A. MERGER CORP'S REPRESENTATIONS AND WARRANTIES. Merger Corp. represents and warrants to Target as follows:

         5A.1 MERGER DUE ORGANIZATION. Merger Corp. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado. Merger Corp. has and will have as of the Closing all necessary corporate powers to own its properties and to operate its business as now owned and operated by it.

         5A.2 MERGER CORP.'S CAPITAL, ASSETS, LIABILITIES AND EQUITY. The authorized capital stock of Merger Corp. consists of 1,000 shares of no par value common stock of which 1,000 shares are currently issued, outstanding, and held of record by Dencor. All of the issued and outstanding stock of Merger Corp. is duly and validly issued, fully paid and non-assessable and are not subject to any preemptive rights. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating

Merger Corp. to issue any additional shares of its capital stock. Merger Corp. will not issue any additional capital stock prior to Closing. Merger Corp was formed on February 1, 2001, for the purpose of effectuating this Agreement. The sole asset of Merger Corp is $10.00. Merger Corp. has no liabilities or obligations (with the exceptions of the obligations contained herein) and will incur no liabilities or obligations prior to Closing. Merger Corp. has $10.00 of paid in capital.

         5A.3 MERGER CORP. AUTHORIZATION. Merger Corp. has the corporate power to execute and deliver this Merger Agreement and has taken (or by Closing will have taken) all actions required by law, its Articles of Incorporation, its bylaws, or otherwise, to authorize the execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby. This Merger Agreement is a valid and binding Agreement of Merger Corp. enforceable in accordance with its terms.

         5A.4 MERGER CORP'S ADDITIONAL REPRESENTATIONS. Merger Corp. has no knowledge of any information which would make the Representations and warranties of Dencor inaccurate or misleading. Merger corp. hereby adopts all of the representations and warranties made by Dencor as if made by itself and affirmatively states that there are no matters or items affecting Merger Corp. that would need to be disclosed on any of those schedules with respect to its assets, liabilities, equity, obligations or business.

                                   ARTICLE VI

6. TARGET'S OBLIGATIONS BEFORE CLOSING. Target covenants that from the date of this Merger Agreement until the Closing as follows:

         6.1 ACCESS TO TARGET. Dencor, Merger Corp. and their counsel, accountants, and other representatives shall have full access upon reasonable notice during normal business hours to all properties, books, accounts, records, contracts, and documents of or relating to Target. Target shall furnish or cause to be furnished to Dencor and its representatives all data and information concerning the business, finances, and properties of Target that may reasonably be requested.

         6.2 CONTINUATION OF TARGET BUSINESS. Target will use commercially reasonable efforts to carry on its business and activities diligently and in substantially the same manner as they have previously been carried out, and shall not make or institute any unusual or novel methods of management, accounting, or operation that will vary materially from those methods by Target as of the date of this Merger Agreement.

         6.3 PRESERVATION OF TARGET BUSINESS RELATIONS. Target will use commercially reasonable efforts, without making any commitments on behalf of Dencor, to preserve its business organization intact until the Closing, to keep available its present officers and employees, and to preserve its present relationships with suppliers, customers, and others having business relationships with it.

         6.4 TARGET CAPITAL STOCK. Target's total issued and outstanding capital stock will not exceed a total of 1990 shares of no par value common stock including the shares currently issued. Except in connection with the hiring of additional employees, Target will not prior to the Closing (a) amend its Articles of Incorporation or bylaws, (b) issue or acquire any shares of its capital stock, (c) issue or create any warrants, obligations, subscription, options, convertible securities, or other commitments under which any additional shares of its capital stock of any class may be directly or indirectly authorized, issued, or transferred from treasury, or (d) agree to do any of the acts listed above.

         6.5 TARGET INSURANCE. Target will continue to carry its existing insurance, subject to variations in amounts required by the ordinary operations of its business.

         6.6 TARGET COMPENSATION. Target will not make any compensation decisions outside the ordinary course of its business except for hiring additional employees and consultants in furtherance of its business.

         6.7 TARGET GOVERNMENTAL PERMITS AND APPROVALS. All permits and approvals from any governmental or regulatory body required for the lawful completion of the Transaction shall have been obtained.

         6.8 TARGET THIRD PARTY CONSENTS. All consents, permits and approvals from parties to any contracts or other agreements that may be required in connection with the performance by Target of its obligations under this Agreement or the continuance of such contracts or other agreements without material modification after the Closing Date shall have been obtained.

         6.9 TARGET LITIGATION. No action, suit or proceeding shall have been instituted against Target before any court or governmental or regulatory body, or instituted by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the Transaction or to seek damages or an order in connection with such transactions, or that has or could reasonably be expected to have, a Materially Adverse Change on the Target Assets or Target's Business.

         6.10 NO TARGET MATERIAL ADVERSE CHANGE. There shall be no Material Adverse Change in the Business or the Target Assets taken as a whole, financial or otherwise, or, to either Target's Knowledge, Target's customers, regardless of reason, including those changes that are as a result of any legislative or regulatory change, revocation of any Permits, licenses or rights to do business, failure to obtain any Permit at the normal time or in the manner applied for by Target, fire, explosion, accident, casualty, labor trouble, flood, riot, storm, condemnation or act of God or otherwise, and Target shall have delivered to Dencor a certificate, dated the Closing Date, to such effect.

         6.11 TARGET SUBSCRIPTION AGREEMENT. Before or at Closing, Dencor shall have received from the Target Shareholders the Subscription Agreement for the Dencor Common Stock and the Dencor Additional Common Stock in the form attached hereto as Schedule 1.4.

         6.12 TARGET BOOKS AND RECORDS. Dencor shall have received the books, books of account, papers, records, correspondence and instruments of, or relating to, the Target Assets and/or Target's Business.

         6.13 TARGET COPIES OF BUSINESS RECORDS. Dencor shall have received copies of the books of account, papers, records, correspondence and instruments of, or relating to, the Target Assets and/or Business and reasonably requested by Dencor or its accountants prior to Closing. The receipt of such information shall not, in any manner, limit Dencor's right to access set forth in this Agreement.

         6.14 TARGET RESOLUTIONS. There shall have been delivered to Dencor a copy of the resolutions duly adopted by the Board of Directors and Target Shareholders, authorizing and approving the execution and delivery by the Target of this Merger Agreement, and the completion by Target of the Transaction, certified by the secretary of the Target, dated as of the Closing Date.

         6.15 TARGET CERTIFICATES, ETC. There shall have been delivered all certified resolutions, certificates, documents, or instruments with respect to Target's authority substantially in the form of Schedule 10.2.4 and such other matters as Dencor's counsel may have reasonably requested prior to the Closing Date. No Target Shareholder shall have exercised dissenter's rights of appraisal.

         6.16 APPROVAL OF COUNSEL TO DENCOR. All actions and proceedings hereunder and all documents or other papers required to be delivered by Target hereunder or in connection with the completion of the Transaction, and all other related matters shall have been approved by Patton Boggs LLP, counsel to Dencor, as to their form, which approval shall not be unreasonably withheld or delayed.

         6.17 EMPLOYMENT LETTERS. Target shall have prepared a written offer of Employment that is mutually acceptable to Dencor, Maynard Moe, Theodore Hedman, Target and their respective counsel, offering Maynard Moe and Theodore Hedman full time positions with the Surviving Corporation at a base rate of $70,000 per year substantially in the form of Schedule 6.17.

                                   ARTICLE VII

7. DENCOR AND MERGER CORP.'S OBLIGATIONS BEFORE CLOSING.

         7.1 MERGER CORP. Merger Corp. shall have provided Target with all authorizations, approvals and any other documents necessary to carry out the Merger prior to Closing, including but not limited to a Board of Director's resolution authorizing this transaction. Merger Corp. shall not enter into any oral or written agreement prior to Closing without first obtaining the consent of Target. Merger Corp. shall, prior to Closing, provide Target with copies of any and all documents, correspondence (other than correspondence protected by the attorney-client privilege), instruments, certificates, or agreements that in any way pertain or relate to its business. Merger Corp. shall execute any and all documents that are reasonably requested by counsel for Target; provided that such documents must be related to the Merger and/or formation of Merger Corp. and shall have been approved by Patton Boggs LLP, counsel to Merger Corp., as to their form, which approval shall not be unreasonably withheld or delayed.

         7.2 REQUIRED FILINGS. By Closing, Dencor will file any required documents with the SEC and NASD, as well as all other filings required by law or regulation to be made with any federal, state or private agency. As soon as possible, but no later than 3 business days after the Dencor audited financial statements are filed, Dencor shall mail such financial statements and all material filings made to all Dencor shareholders.

         7.3 VENTURE VEST AGREEMENT. Dencor shall have entered into a written modification of its agreement with Venture Vest Capital Corporation. ("Venture Vest") whereby the total fee paid to Venture Vest or its designees and related parties is 1,800,000 shares of Dencor Common Stock (prior to the reverse split described in Section 11.2) and a $20,000 finders fee. Target agrees to place this $20,000 finders fee into an escrow account or enter into such other arrangement as is reasonably acceptable to Venture Vest.

         7.4 ABSENCE OF LIABILITIES. Dencor's total liabilities, except for shareholder related liabilities, in an amount not to exceed $300,000, the $20,000 payment to Venture Vest, described in Section 7.3, and the lesser of the actual expense of this transaction or $15,000 shall not exceed $427,658.

         7.5 COMPLIANCE. Dencor shall have completed all undertakings and made all regulatory filings as set forth in this Merger Agreement.

         7.6 TERMINATION OF AGREEMENTS. Except as disclosed on Schedule 7.6, prior to Closing, Dencor shall have legally terminated or cancelled all Employment Agreements, Options, Warrants and other agreements, commitments, or obligations and shall provide Target written documentation of such terminations or cancellations including any necessary third party consents.

         7.7 SHAREHOLDER APPROVAL. Prior to Closing, Dencor shall cause Merger Corp. to hold a meeting to obtain shareholder and director approval for the Merger and shall provide written evidence thereof as shown in Schedule 7.7. Such approvals shall be certified by the Secretary of Merger Corp.

         7.8 RESERVED.

         7.9 DENCOR STOCK ISSUANCE. Between the date of the Merger Agreement and the Closing, Dencor shall not issue or grant to any person or entity the right to receive any Dencor Common Stock.

         7.10 DENCOR RESOLUTIONS. There shall have been delivered to Target a copy of the resolutions duly adopted by the Dencor Board of Directors, authorizing and approving the execution and delivery by Dencor of this Merger Agreement, and the completion by Dencor of the Transaction, certified by the secretary of Dencor, dated as of the Closing Date.

         7.11 DENCOR CERTIFICATES, ETC. There shall have been delivered all certified resolutions, certificates, documents, or instruments with respect to Dencor's authority, substantially in the form of Schedule 10.1.2 and such other matters as Target's counsel may have reasonably requested prior to the Closing Date substantially in the form of Schedule 10.1.2.

         7.12 APPROVAL OF COUNSEL TO TARGET. All actions and proceedings hereunder and all documents or other papers required to be delivered to Target hereunder or in connection with the completion of the Transaction, and all other related matters shall have been approved by David A. Groom, counsel to Target, as to their form, which approval shall not be unreasonably withheld or delayed.

         7.13 DIRECTORS EXECUTION OF CONDITIONAL RESIGNATION. Each Director of Dencor shall execute a conditional resignation substantially in the form of
Schedule 7.13.

         7.14 PREFERRED STOCK AND SATISFACTION OF SHAREHOLDER DEBT. To the extent that the total shareholder related liabilities exceed $300,000 those liabilities shall have been satisfied by issuing Series B Redeemable Preferred Stock to the shareholders. The value of the preferred stock shall be calculated by subtracting $300,000 from total shareholder related liabilities, provided however that the total value of the preferred stock shall not exceed $300,000. The preferred stock shall, at the option of Dencor, be convertible into common stock or redeemed for cash. One third of the outstanding preferred stock (as of Closing) shall convert on each of the first three anniversaries of Closing. If Dencor elects to convert the preferred stock into common stock, the conversion rate shall be the fair market value of the common stock on the conversion date; provided, however, that the conversion rate shall not be more that $10.00 per share or less than $2.00 per share. Dencor shall enter into a Registration Rights Agreement with the preferred shareholders whereby Dencor agrees to included sufficient common shares (based upon the actual conversion rate for any converted shares and a $2.00 conversion rate for any remaining preferred shares) in the first registration statement it files with the Securities and Exchange Commission, subject to reasonable restrictions imposed by underwriters and agrees to grant the preferred shareholders piggy back registration rights, subject to reasonable underwriter restrictions, until such time as all the shares into which the preferred stock has been converted is registered. The terms of the Series B Redeemable Preferred Stock and the Registration Rights Agreement shall be substantially in the form of Schedule 7.14.

                                  ARTICLE VIII

8. CONDITIONS PRECEDENT TO DENCOR'S AND MERGER CORP.'S OBLIGATION TO CLOSE

          8.1 CONSUMMATION. Dencor and Merger Corp.'s obligation to consummate the Merger is subject to the satisfaction, on or before the Closing Date, of all the conditions set out below in this Article VIII. Dencor or Merger Corp. may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute waiver by Dencor or Merger Corp. of any of its other rights or remedies, at law or in equity, if Target shall be in default of any of its representations, warranties, or covenants under this Merger Agreement. Should any condition not be met or waived, Dencor, Merger Corp. and Target may elect to proceed with the Closing and reduce the number of shares granted to Target's Shareholders.

         8.2 ACTS COMPLETED. Each of the acts and undertakings of Target to be performed on or before the Closing Date pursuant to the terms of this Merger Agreement shall have been duly performed.

         8.3 RESOLUTIONS. Target shall have furnished Dencor with a copy, certified by Target's secretary, of (1) a resolution or resolutions duly adopted by Target's board of directors authorizing and approving this Merger Agreement and directing that it be submitted to a vote of the Target Shareholders; and (2) a resolution or resolutions adopting this Merger Agreement, duly approved by the majority (or such other amount as required by Colorado law) of the holders of all of the outstanding shares of common stock of Target, substantially in the form of Schedule 8.3.

         8.4 REPRESENTATIONS. All of the representations and warranties of Target contained in this Merger Agreement shall be true in all material respects on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of that date; and Dencor shall have received at the Closing a certificate, dated the Closing Date and executed by the secretary of Target, containing a representation and warranty to that effect.

         8.5 SHAREHOLDER SUBSCRIPTION AGREEMENT. All Target Shareholders have completed, executed, and delivered Subscription Agreements to Dencor.

         8.6 TARGET LEGAL OPINION. Dencor shall have received a legal opinion from counsel to Target substantially to the effect of Schedule 8.6.

         8.7 FILING. The Articles of Merger shall have been filed in the office of the Secretary of State of the State of Colorado or other office of each jurisdiction in which such filings are required in order for the Merger to become effective, or Dencor shall have satisfied itself that all such filings will be or are capable of being made effective as of the Closing Date.

         8.8 CHANGES. During the period from September 30, 2000, to the Closing Date, there shall not have been any Material Adverse Change to Target.

         8.9 DUE DILIGENCE. Dencor shall have been given an opportunity to complete its due diligence review of Target and shall have satisfied itself regarding the representations, warranties and prospects of Target.

                                   ARTICLE IX

9. CONDITIONS PRECEDENT TO TARGET'S OBLIGATION TO CLOSE

         9.1 CONSUMMATION. Target's obligation to consummate the Merger is subject to the satisfaction, on or before the Closing Date, of all the conditions set out below in this Article IX. Target may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute waiver by Target of any of its other rights or remedies, at law or in equity, if Dencor or Merger Corp. shall be in default of any of its representations, warranties, or covenants under this Merger Agreement.

         9.2 ACTS COMPLETED. Each of Dencor and Merger Corp.'s acts and undertakings to be performed on or before the Closing Date pursuant to this Merger Agreement shall have been performed.

         9.3 RESERVED.

         9.4 RESOLUTIONS. Dencor and Merger Corp. shall have furnished Target with certified copies of (1) resolutions duly adopted by the boards of directors of Dencor and Merger Corp. and the majority (or such other amount as required by Colorado law) of the Shareholders of Merger Corp. authorizing and approving the execution and delivery of this Merger Agreement and authorizing and approving consummation of the transactions contemplated by this Merger Agreement.

         9.5 REPRESENTATIONS. The representations and warranties of Dencor and Merger Corp. contained in this Merger Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of that date; and Target shall have received at the closing a certificate, dated the Closing Date and executed on behalf of Dencor and Merger Corp., as the case may be, by its secretary, containing a representation and warranty to that effect.

         9.6 FILING. The Articles of Merger shall have been filed in the office of the Secretary of State of the State of Colorado or other office of each jurisdiction in which such filings are required in order for the Merger to become effective, or Target shall have reasonably satisfied itself that all such filings will be or are capable of being made effective as of the Closing Date.

          9.7 FORM AND SUBSTANCE. The form and substance of all certificates, instruments, opinions, and other documents delivered to Target under this Merger Agreement shall be satisfactory in all reasonable respects to Target and its counsel.

         9.8 TERMINATION OF EMPLOYMENT AGREEMENTS. All Employment Agreements or similar agreements of any kind between Dencor and any current or former employees shall have been terminated and the parties to any such agreements shall have released all claims that they may have against Dencor and any and all officers, directors, agents or other Employees of Dencor.

         9.9 TERMINATION OF WARRANTS. All Holders of any warrants or similar rights have terminated such warrants or similar agreements and the holders thereof shall have no rights or claims thereunder. Such terminations shall be evidenced by a release of all holders thereof.

         9.10 TERMINATION OF OPTIONS. All Holders of options or similar rights have terminated such options or similar agreements and the holders thereof shall have no rights or claims thereunder. Such terminations shall be evidenced by a release by all holders thereof.

         9.11 ABSENCE OF OBLIGATIONS. Except for the Current Obligations of Dencor, neither Dencor nor Merger Corp. shall have any creditors or other persons or entities who have, or may assert any claim against Dencor, Merger Corp., the Target, the Target Shareholders, any officer, director, agent or employee of Dencor, Merger Corp. or the Target or any other person or entity directly or indirectly related to the parties hereto.

         9.12 RESERVED.

         9.13 ASSETS AT CLOSING. Dencor's balance sheet assets at Closing shall consist of the assets identified on Schedule 9.13, provided that in no circumstance shall the fair market value of those assets (on an unencumbered basis) be less than $132,740.

         9.14 CONDITIONAL RESIGNATIONS. Dencor shall have delivered the conditional resignations signed by each of the directors.

         9.15. EMPLOYMENT OF MOE AND HEDMAN. Maynard Moe and Theodore Hedman shall have accepted positions with the surviving corporation and entered into the Noncompetition and Nondisclosure agreement in the form attached as Schedule 9.15.

                                    ARTICLE X

10. ACTIONS TO BE TAKEN AT THE CLOSING. The following actions shall be taken at the Closing, each of which shall be conditioned on completion of all the others and all of which shall be deemed to have taken place simultaneously:

         10.1 AT CLOSING - DENCOR SHAREHOLDER. At Closing;

                  10.1.1 Dencor shall deliver the Dencor Common Stock and Series A Convertible Preferred Stock to the Target Shareholders.

                  10.1.2 Dencor and Merger Corp. shall deliver to Target a closing certificate certifying all matters set forth in Article VA and certify the truth and accuracy of all matters set forth in Article VII as of Closing dated the Closing Date, and the performance of all requirements of Dencor and Merger Corp. set forth in
                           Article IX in a form substantially similar to
                           Schedule 10.1.2 attached. Said certificate shall be signed on behalf of Dencor and Merger Corp. by the secretary or another executive officer of each corporation.

                  10.1.3 Dencor and Merger Corp. shall deliver to Target copies of the Dencor and Merger Corp. resolutions certified as required by Section 9.4.

                  10.1.4 Counsel for Dencor shall deliver the Dencor and Merger Corp. legal opinion substantially in the form set forth in Schedule 5.27.

                  10.1.5 Dencor and Merger Corp. shall deliver to Target all further documentation and certificates of compliance and completion of all requirements to be performed by Dencor and Merger Corp. as set forth herein.

                  10.1.6 Dencor and Merger Corp. shall deliver to Target evidence of the completion of all undertakings set forth herein and certifications signed by the secretary or another executive officer of Dencor attesting to same.

                  10.1.7 Dencor shall have satisfied the related party liabilities in excess of $300,000 with Series B Redeemable Preferred Stock as set forth in section 7.14.

         10.2 AT THE CLOSING TARGET AND SELLING SHAREHOLDERS. At Closing:

                  10.2.1 Each Selling Shareholders shall deliver the Target Common Stock owned by each of them together with a Stock Power duly executed and attested to conveying the Target Common Stock to Merger Corp.

                  10.2.2 Each Selling Shareholder shall deliver to Dencor the Subscription Agreement for the Dencor Common Stock.

                  10.2.3 Target shall either (a) deliver the written consents to the assumption by Merger Corp. of its contracts identified on Schedule 10.2.3 (the "Assumed Contracts"), or (b) if Target will not be released from liability under the Assumed Contracts, the Parties shall execute assignment agreements reasonably satisfactory to Dencor, Merger Corp. and Target.

                  10.2.4 Target shall deliver to Dencor and Merger Corp., a closing certificate certifying all matters set forth in Article IV certifying the truth and accuracy of all matters set forth in Article VI as of Closing dated the Closing Date and the performance of all requirements of Target set forth in Article VIII, in a form substantially similar to Schedule 10.2.4 attached. Such certificate shall be signed on behalf of Target by the secretary or another executive officer of Target.

                  10.2.5 Target shall deliver to Dencor copies of Target resolutions certified as required by Sections 6.14.

                  10.2.6 Counsel for Target shall deliver the Target legal opinion substantially in the form set forth in
                           Schedule 8.6.

                                   ARTICLE XI

11. POST CLOSING.

         11.1 DENCOR FILINGS. Dencor will comply, on a timely basis, with all federal and state securities laws. Specifically, Dencor agrees to file a Form 8-K within six (6) business days after the Closing date. Such Form 8-K shall include a thorough description of Dencor, this transaction and all required financial statements. In addition, Dencor shall obtain a listing for the combined companies in Standard & Poors immediately after the Closing Date. All disclosures made to the public through: (a) the Standard & Poors Listing (b) the SEC filings, (c) due diligence packages to brokers, or made by any other means shall not contain any untrue statement of material fact or omit any material fact which would cause the facts presented to be misleading. Additionally, Dencor shall prepare and file a form 14C Information Statement as soon as reasonably possible sufficiently describing the shareholders meeting and matters for approval discussed in Section 11.2.

         11.2 SHAREHOLDERS MEETING. As soon as reasonably practicable and in no event prior to satisfying all state law and federal securities laws filing and notice requirements, Dencor shall hold a shareholders meeting to discuss and vote on each of the following proposals:

               1.) Increasing the authorized capital of the Company from 25,000,000 shares of no par value Common Stock and 5,000,000 shares of no par value preferred stock to 195,000,000 shares of no par value Common Stock and 5,000,000 shares of no par value preferred stock;

               2.) To effectuate a substantial reverse stock split with the exact ratio being determined by Thomas J. Wiens after consultation with investment bankers and other experts in the securities industry;

               3.) To change the corporate name from Dencor Energy Cost Control, Inc. to Reliable Power Systems, Inc.;

               4.) To change the authorized capital from 195,000,000 shares of no par Common Stock and 5,000,000 shares of no par value Preferred Stock to 65,000,000 shares of no par value Common Stock and 15,000,000 shares of no par value Preferred Stock;

               5.)  To ratify this Agreement;

               6.) To approve a merger of Merger Corp. into Reliable Power Systems, Inc. f/k/a Dencor Energy Cost Controls, Inc.;

               7.)  To elect a new Board of Directors;

               8.) To approve AJ Robbins PC as the Company's independent auditors for the year ending December 31, 2001; and

               9.) To conduct such other business as properly comes before the meeting.

         11.3 DIRECTORS MEETING. Immediately following the Closing the Dencor Board of Directors shall meet and appoint Thomas J. Wiens as a Director and Chairman of the Board.

                                   ARTICLE XII

12. SURVIVAL OF REPRESENTATION AND WARRANTIES; INDEMNIFICATION

         12.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties contained in this Agreement and any Schedules attached hereto shall in accordance with this Article XII, survive the Closing for a period of two years.

         12.2 FEES AND EXPENSES. In the event of any dispute or controversy between any of the parties to this Agreement, the prevailing party in such dispute shall, in addition to any other remedies the prevailing party may obtain in such dispute, be entitled to recover from the other party all of its reasonable legal fees and out-of-pocket costs incurred by such party in enforcing or defending its rights hereunder.

         12.3 LITIGATION SUPPORT. If, and for so long as, any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any transaction contemplated hereunder, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the other party will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party, unless the contesting or defending party is entitled to indemnification therefore under this Article XII.

         12.4 INDEMNIFICATION. In the event that Dencor's Current Obligations exceed $123,706, Maynard Moe and Theodore Hedman will indemnify the Surviving Corporation up to the greater of the amount of the excess of liabilities or the fair value of their Series B Redeemable Preferred Stock in the surviving entity. The amount of the Current Obligations shall be determined by the Selling Shareholders and submitted to Maynard Moe and Theodore Hedman in writing within ninety (90) days of closing. In the event that Maynard Moe and Theodore Hedman dispute the amount of the post closing liabilities, the dispute shall be settled by binding arbitration. In the event that Maynard Moe and Theodore Hedman do not satisfy this indemnification obligation within 30 days after the later of agreeing on the amount of such excess Current Obligations or a final decision by an arbitrator, Dencor's sole remedy shall be to cancel a sufficient number of their shares of Series B Redeemable Preferred Stock (valued at fair market value) to satisfy this obligation and Dencor shall be entitled to terminate their employment agreements without paying severance to or vesting any stock options in Mr. Moe or Mr. Hedman.

                                  ARTICLE XIII

13. RESERVED.

                                   ARTICLE XIV

14. REMEDIES.

         14.1 GOOD FAITH EFFORTS TO SETTLE DISPUTES. Each of the Parties agrees that, prior to commencing any litigation against the other concerning any matter with respect to which such Party intends to claim a right of indemnification in such proceeding, such Parties shall meet in a timely manner and attempt in good faith to negotiate a settlement of such dispute.

         14.2 DENCOR FAILURE TO CLOSE. If Dencor or Merger Corp. is in default of any of the provisions of this Merger Agreement as of the Closing Date, Dencor, as liquidated damages, shall pay the sum of $15,000 in consideration for the costs and expenses incurred by Target in connection with the Transaction to Target as liquidated damages which amount shall be the sole and exclusive remedy of Target for a default by Dencor as provided for in this Section 14. Payment of liquidated damages is not to be construed as a penalty, but as a reasonable forecast of the actual damages which Target would suffer.

         14.3 TARGET FAILURE TO CLOSE. If Target is in default of any of the provisions of this Merger Agreement as of the Closing Date, Target, as liquidated damages, shall pay Dencor the sum of $15,000 in consideration for the costs and expenses incurred by Dencor in connection with the Transaction to Dencor as liquidated damages which amount shall be the sole and exclusive remedy of Dencor for a default by Target as provided for in this Section 14. Payment of liquidated damages is not to be construed as a penalty, but as a reasonable forecast of the actual damages which Dencor would suffer.

         14.4 SOLE REMEDY. The foregoing specific remedies shall be the only remedies of the Parties and shall constitute the Parties Sole Remedy after Closing or otherwise pursuant to this Merger Agreement and shall be in lieu of all claims of any nature and kind, whether in law or in equity and in lieu of any claim based on any legal theory including but not limited to remedies based on contract or tort law and shall be in lieu of any claim for monetary damages, whether actual or special, based on any claim for relief.

                                   ARTICLE XV

15. ADDITIONAL PROVISIONS

         15.1 NOTICE OF EVENTS. All parties shall promptly notify the other parties with reasonable specificity of: (1) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement; or (2) any event, occurrence, transaction or other item which would have been required to have been disclosed on any Schedule or statement delivered hereunder, had such event, occurrence, transaction or item existed on the date hereof, other than items arising in the Ordinary Course of Business which would not render any of the representations, warranties or other agreements of Target or Dencor materially misleading.

         15.2  RESERVED.

         15.3 REVIEW OF REVISED SCHEDULES AND INFORMATION. At any time prior to Closing, either party shall have the right to revise any schedule or make further disclosure, as well as to make any disclosure as herein provided or referenced and the other party shall have a period of five (5) business days to review any revised Schedule or further disclosure made by Target or Target solely with respect to the Schedule so revised or the new information so disclosed, provided, however such five (5) day review period shall not apply to extend the Closing Date if the new information disclosed on any schedule or the further disclosure is not of a material nature adverse to the other party in its reasonable determination and further provided that in any event the Closing Date will not be extended beyond March 1, 2001, unless the Target extends the Closing in its sole discretion.

         15.4 NO NEGOTIATION BY DENCOR. Between the date hereof and the earlier of (1) the Closing Date; and (2) the date of termination of this Agreement, Dencor shall not, directly or indirectly:

                  15.4.1 Solicit, initiate or encourage the submission of inquiries, proposals or offers from any Person (other than Target) relating to any acquisition or purchase of assets of, or any interest in, the Dencor or any exchange offer, merger, consolidation, purchase of assets, liquidation, dissolution or similar transaction involving Dencor Assets (each, an "Acquisition Proposal");

                  15.4.2 Enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any Person (other than Target and its representatives) any information with respect to Dencor, other than in the Ordinary Course of Business; or

                  15.4.3 Otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Person (other than Target) to do or seek any of the foregoing.

                  15.4.4 Dencor will notify Target immediately if any such Acquisition Proposal is received subsequent to the date of this agreement or if any such discussions, negotiations or other events occur or are sought to be initiated, and such notice will set forth in detail the terms or other particulars thereof. As used herein, Acquisition Proposal shall refer to any proposal to acquire all of substantially all of the Dencor or to enter into any transactions or series of transactions wherein an unrelated party would acquire more than 15% of the issued and outstanding stock of Dencor.

                                   ARTICLE XVI

16. MISCELLANEOUS

         16.1 PUBLICITY. The parties shall cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated hereby. None of the parties shall issue or make, or cause to have issued or made, any press release or announcement concerning the transactions contemplated hereby without the advance approval in writing of the form and substance thereof by the other party, unless otherwise required by applicable law.

         16.2 TAX REORGANIZATION. Dencor and Target acknowledge this Transaction is intended to qualify as a reorganization under Code Section 368(a)(1)(A). No Party hereto shall take any action contrary to that intent.

         16.3 CAPTIONS. Captions and headings in this Merger Agreement are for convenience only and shall not be considered in interpreting any provisions.

         16.4 INTEGRATION. This Merger Agreement embodies the entire agreement and understanding which exists between the signatories hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, and undertakings. No supplement, modification, or amendment of this Merger Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Merger Agreement shall be deemed, or shall constitute, a waiver of any other provisions whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         16.5 COUNTERPARTS. This Merger Agreement may be executed in counterparts and all counterparts so executed shall constitute one Agreement binding on all the parties hereto. It shall not be necessary for each party to execute the same counterpart hereof.

         16.6 GENDER/TENSE. Whenever required by the context hereof, the singular shall be deemed to include the plural, and the plural shall be deemed to include the singular, and the masculine, feminine and neuter genders shall each be deemed to include the other.

         16.7 THIRD PARTIES. Nothing in this Merger Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Merger Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Merger Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Merger Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Merger Agreement.

         16.8 ASSIGNMENT. This Merger Agreement shall be binding on, and it shall inure to the benefit of the parties to it and their respective successors; provided, however, no party may assign any of its rights under this agreement.

         16.9 NOTICES. All notices, requests, demands, and other communications under this Merger Agreement shall be in writing and shall be deemed to have been duly given upon personal delivery, facsimile transmission (with written or facsimile confirmation of receipt), telex or delivery by an overnight express courier service (delivery, postage or freight charges prepaid), or on the fifth day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

To Dencor at:

         Dencor Energy Cost Controls, Inc.
         Attn: Mike Moe
         1450 West Evans
         Denver, CO  80223
         Fax: (303) 922-3903
         Email: dencormoe@aol.com

   With a copy to:

         Patton Boggs LLP
         1660 Lincoln Street, Suite 1900
         Denver, CO  80264
         Attn: Francis Barron
         Fax: (303) 894-9239
         Email: fbarron@pattonboggs.com

To Target at:

         Thomas J. Wiens
         Reliable Power Systems, Inc.
         5567 South Perry Park Road
         Sedalia, CO   80135
         Fax: 303-681-2117
         Email: tomwiens@wiensranch.com

   With a copy to:

         David A. Groom
         Reliable Power Systems, Inc.
         5567 South Perry Park Road
         Sedalia, CO   80135
         Fax: 303-681-2117
         Email: davidgroom@wiensranch.com

Any Party may change its address for purposes of this Section by giving the other Parties written notice of the new address in the manner set forth above.

         17.10 GOVERNING LAW. This Merger Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Colorado.

         17.11 ATTORNEY'S FEES. If either party to this Merger Agreement shall bring any action, suit, counterclaim or appeal for any relief against the other, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an "Action"), the prevailing party shall, in addition to any liquidated damages, be entitled to recover as part of any such Action its reasonable attorneys' fees and costs, including any fees and costs incurred in bringing and prosecuting such Action and/or enforcing any order, judgment, ruling or award granted as part of such Action. "Prevailing party" within the meaning of this section includes, without limitation, a party who agrees to dismiss an Action upon the other party's payment of all or a portion of the sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it.

         17.12 SEVERABILITY. Any portion or provision of the Merger Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions or provisions hereof in such jurisdiction or, to the extent permitted by law, rendering that or any other portion or provision of the Merger Agreement invalid, illegal or unenforceable in any other jurisdiction.

         17.13 SCHEDULES AND EXHIBITS. All schedules, exhibits, appendices and documents referred to in or attached to this Merger Agreement are integral parts of this Merger Agreement as if fully set forth herein, and all statements appearing therein shall be deemed disclosed for all purposes and not only in connection with the specific representation to which they are explicitly referenced. The parties acknowledge that certain of the schedules and exhibits hereto have not been completed as of the date hereof and shall be completed and attached hereto at or prior to Closing.

         17.14 CONSTRUCTION. The parties hereto acknowledge and agree that (a) each party hereto is of equal bargaining strength, (b) each party has actively participated in the drafting, preparation and negotiation of this Merger Agreement, (c) each party has consulted with such party's own, independent legal counsel, and such other professional advisors as such party has deemed appropriate, relative to any and all matters contemplated under this Merger Agreement, (d) each party and such party's legal counsel and advisors have reviewed this Merger Agreement, (e) each party has agreed to enter into this Merger Agreement following such review and their rendering of such advice, and
(f) any rule of construction to the effect that ambiguities are to be resolved against the drafting parties shall not apply in the interpretation of this Merger Agreement, or any portions hereof, or any amendments hereto.

         IN WITNESS WHEREOF, each of the Parties have caused this Merger Agreement to be executed on its behalf by its duly authorized officers, all as of the day and year first above written.

          DENCOR ENERGY COST CONTROLS, INC.



          By:
              --------------------------------
               Maynard Moe, President





          RELIABLE POWER SYSTEMS, INC.



          By:
              --------------------------------
              Thomas J. Wiens, CEO


          DENMER CORPORATION


          By:
              --------------------------------
              Maynard Moe, President


And, for the limited purposes specifically set forth in this Agreement


              --------------------------------
              Maynard Moe


              --------------------------------
              Theodore Hedman